Exhibit 10.14
May 10, 2013

John Fillmore
28608 Bush Street
San Francisco, CA 94115

Dear John,

Chegg, Inc. (the “Company”) is pleased to offer you employment on the following terms:

Position: Your initial title will be, Business Leader, Textbooks & eTextbooks and you will report to Chegg’s Chief Business Officer, Anne Dwane. This is a full-time exempt position. While you render services to the Company, you will not engage in any other employment, self-employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

1.
Start Date and Place of Employment: Your first day of employment (“Start Date”) at the Company will be June 10, 2013. You will be working at Chegg’s headquarter offices, located at 3990 Freedom Circle, Santa Clara, CA 95054.

2.
Base Compensation: The Company will pay you a starting base salary at the rate of $225,000 per year, payable in accordance with the Company’s standard payroll schedule, currently paid on the 15th and 30th of every month.

3.
Employment Benefits: As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. You will be eligible to participate in Chegg’s Health Insurance Program beginning July 1, 2013. The terms and conditions of specific benefits, such as health insurance, are governed by the plan documents.

4.
Stock Options: Subject to the approval of the Company’s Board of Directors (“Board”) or an authorized Committee delegated by the Board, you will be granted an option to purchase 90,000 shares of the Company’s Common Stock. At the option of the Board, the stock options granted to you will be either incentive stock options and/or nonqualified stock options. Incentive stock options will be granted only up to the maximum permitted by the applicable tax code, laws and/or regulations. Options granted in excess of the maximum incentive stock option amount will be nonqualified stock options. Employees hired outside the United States will receive only nonqualified stock options. The exercise price per share will be equal to the fair market value per share on the date the option is granted. The option will be subject to the terms and conditions granted under the Company’s Amended and Restated 2005 Stock Incentive Plan (the “Plan”), as described in the Plan, the applicable Notice of Stock Option Grant and Stock Option Agreement. You will vest in 25% of the option shares after 12 months of continuous service after the vesting start date, and an additional 1/48th of the option shares upon the completion of each full month of continuous service thereafter, as described in the applicable Notice of Stock Option Grant.

5.
Confidentiality and Intellectual Property Rights Agreements: Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Chegg, Inc. Confidentiality Agreement and the Chegg, Inc. Intellectual Property Rights Agreement, copies of which are attached hereto.

6.
Employment Relationship: Employment with the Company is for no specified period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice. Any contrary representations that may have been made to you are superseded by this letter agreement. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s CEO.

7.	Withholding Taxes: All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

******

Chegg®, Inc. www.chegg.com	3990 Freedom Circle, Santa Clara 95054 CONFIDENTAL INFORMATION	408.855.5700

This offer is conditional upon Chegg’s receipt and review of an acceptable background check report and positive information from your professional references. Additionally, as a term of employment, you will be required to execute the Company’s Confidentiality and Intellectual Property Rights Agreements. In addition, as required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States within 72 hours of your start date.

We hope that you will accept the terms of this offer by signing and dating the enclosed original and duplicate of this offer letter and the Agreement and return them to Chegg’s Human Resources department.
This offer, if not accepted, will expire at the close of business on May, 13, 2013

We look forward to working with you and hope that your work at Chegg is a rewarding experience.

Very truly yours,
CHEGG, INC.

/S/ JENNY BRANDEMUEHL
By: Jenny Brandemuehl
Title: VP Human Resources

I have read and accept this employment offer:

Signature of employee: /S/ JOHN FILLMORE

Dated:	May 12, 2013

Chegg®, Inc. www.chegg.com	3990 Freedom Circle, Santa Clara 95054 CONFIDENTAL INFORMATION	408.855.5700